Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

21ST CENTURY FOX REPORTS FULL YEAR INCOME FROM CONTINUING

OPERATIONS ATTRIBUTABLE TO 21ST CENTURY FOX STOCKHOLDERS OF

$4.48 BILLION, A 49% INCREASE OVER THE PRIOR YEAR AND REVENUES OF

$30.40 BILLION, A 7% INCREASE OVER THE PRIOR YEAR

REPORTS FOURTH QUARTER INCOME FROM CONTINUING OPERATIONS

ATTRIBUTABLE TO 21ST CENTURY FOX STOCKHOLDERS OF $925 MILLION,

AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND

AMORTIZATION OF $1.91 BILLION INCREASES 32% FROM THE PRIOR YEAR

QUARTER ON REVENUE GROWTH OF 18%

Full Year Highlights

•

The Company’s Disney / new “Fox” transactions unlocked enormous value for shareholders – the Company’s stock price increased by approximately 75% during the fiscal year, significantly ahead of both 12% average growth for the S&P 500 and a 10% average decline for our media peers over the same period.

•

The strength of the Company’s domestic and international cable brands led to double-digit affiliate growth in every quarter of the fiscal year with the domestic growth driven by pricing strength while maintaining our overall level of subscribers, including distribution on all emerging virtual MVPD platforms.

•

Fox News Channel dominated the cable news landscape maintaining its position as the number one network on basic cable in both Prime and Total Day; Fox Business Network achieved its highest rated year ever.

•

20th Century Fox’s films led the industry in awards season, both in nominations and wins, earning six Academy Awards, including Best Picture for The Shape of Water, and seven Golden Globe Awards, following 27 nominations in both instances, the most of any studio and ended the year with the strong theatrical success of Deadpool 2, which has grossed over $730 million in worldwide box office to date.

•	FOX Sports was the leader in live events in 2017 with 256 billion minutes of live sports viewing, 17% more than its nearest competitor.

•	The Company successfully negotiated and acquired key domestic sports rights, including National Football League (“NFL”)’s Thursday Night Football and WWE’s SmackDown Live for Fox Sports.

•

FOX Broadcasting Company ended the broadcast season with increased cross-platform entertainment viewership on the strength of four of the top eight new dramas of the season including 9-1-1, The Orville, The Resident and The Gifted.

•

STAR India (“STAR”) secured Indian Premier League’s (”IPL”) Global Media and Digital broadcast rights and, aided by the inaugural broadcast of the IPL, further penetration of its Hotstar platform and continued general entertainment growth, nearly doubled its profit contributions year over year.

•	Twentieth Century Fox Television production studio produced four of the top ten new dramas this past season and three shows that were No. 1 on their respective networks.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

NEW YORK, NY, August 8, 2018 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” -- NASDAQ: FOXA, FOX) today reported financial results for the three months and full year ended June 30, 2018.

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“Our strategic plan over the last decade has been built on a singular focus on creative excellence to power our world-class video brands. The outstanding shareholder value created this year through our proposed transactions recognizes the work we have done to position our businesses to succeed during a time of great change. We continued to make progress this past fiscal year. We delivered financial and operational momentum, including four consecutive quarters of double-digit domestic affiliate gains, one of the strongest six-month periods ever for our film studio, and continued dominance in live sports and news. We start a new fiscal year with tailwinds from last quarter’s double-digit topline growth across our business segments. As we move closer to combining our businesses with Disney and establishing new “Fox”, we are convinced that the paths we are creating for our iconic businesses will drive enduring and growing value for our shareholders.”

Full Year Company Results

The Company reported annual income from continuing operations attributable to 21st Century Fox stockholders of $4.48 billion ($2.41 per share) compared to $3.00 billion ($1.61 per share) in the prior year. The current year income from continuing operations attributable to 21st Century Fox stockholders includes a net tax benefit of approximately $1.5 billion related to the enactment of the Tax Cuts and Jobs Act. Adjusted annual earnings per share from continuing operations attributable to 21st Century Fox stockholders1 was $1.97, which was 2% higher than the prior year result.

The Company reported total annual revenues of $30.40 billion, an increase of $1.90 billion, or 7%, from the $28.50 billion of revenues reported in the prior year. This revenue growth reflects higher affiliate and advertising revenues at the Cable Network Programming segment and higher streaming video on demand (“SVOD”) and theatrical revenues at the Filmed Entertainment segment partially offset by the absence of advertising revenues generated by Super Bowl LI in the prior year at the Television segment.

Full year income from continuing operations before income tax benefit (expense) of $4.41 billion decreased $279 million from the $4.69 billion reported in the prior year. Full year total segment operating income before depreciation and amortization (“OIBDA”)2 of $7.03 billion, was $141 million, or 2%, lower than the amount reported in the prior year. The OIBDA decline was driven by higher contributions from the Cable Network Programming segment being more than offset by lower contributions from the Company’s Television and Filmed Entertainment segments as well as the higher compensation expense related to the Disney/New Fox transaction3 included in the Other, Corporate and Eliminations segment.

Fourth Quarter Company Results

The Company reported quarterly income from continuing operations attributable to 21st Century Fox stockholders of $925 million ($0.50 per share), as compared to $501 million ($0.27 per share) reported in the prior year quarter. Adjusted quarterly

[1]

Excludes the net income effects of Impairment and restructuring charges, adjustments to Equity losses of affiliates, Other, net, tax reform remeasurement benefit, and tax provision. See page 17 for a reconciliation of reported income and earnings per share from continuing operations attributable to 21st Century Fox stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to 21st Century Fox stockholders, which may be considered non-GAAP financial measures as well as a description of the full year adjustments to Equity losses from affiliates.

[2]

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

[3]	See page 7 for a description of and additional information regarding the Disney/New Fox transactions.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

earnings per share from continuing operations attributable to 21st Century Fox stockholders4 increased 58% to $0.57 compared to $0.36 reported in the same quarter of the prior year.

The Company reported total quarterly revenues of $7.94 billion, a $1.19 billion, or 18%, increase from the $6.75 billion of revenues reported in the prior year quarter. This revenue growth reflects strong double-digit growth across all operating segments led by higher content revenues at the Filmed Entertainment segment and higher affiliate and advertising revenues at the Cable Network Programming and Television segments.

Quarterly income from continuing operations before income tax expense of $1.08 billion increased $266 million from the $815 million reported in the prior year quarter. Quarterly total segment OIBDA of $1.91 billion increased 32% from the $1.45 billion reported in the prior year quarter led by higher contributions from the Filmed Entertainment and Cable Network Programming segments.

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
	US $ Millions
Revenues:

Cable Network Programming	$4,926	$4,329	$17,946	$16,130
Television	1,142	1,003	5,162	5,649
Filmed Entertainment	2,295	1,803	8,747	8,235
Other, Corporate and Eliminations	(422)	(387)	(1,455)	(1,514)

Total revenues	$7,941	$6,748	$30,400	$28,500

Segment OIBDA:

Cable Network Programming	$1,613	$1,441	$6,173	$5,601
Television	106	137	362	894
Filmed Entertainment	289	(22)	962	1,051
Other, Corporate and Eliminations	(99)	(106)	(465)	(373)

Total Segment OIBDA(a)	$1,909	$1,450	$7,032	$7,173

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

[4]

Excludes the net income effects of Impairment and restructuring charges, adjustments to Equity (losses) earnings of affiliates, Other, net, tax reform remeasurement benefit, and tax provision. See page 16 for a reconciliation of reported income and earnings per share from continuing operations attributable to 21st Century Fox stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to 21st Century Fox stockholders, which may be considered non-GAAP financial measures, as well as a description of the fourth quarter adjustments to Equity losses from affiliates.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

CABLE NETWORK PROGRAMMING

Full Year Segment Results

Cable Network Programming annual segment OIBDA increased 10% to $6.17 billion, driven by an 11% revenue increase led by double-digit affiliate growth and higher advertising revenue partially offset by a 12% increase in expenses. The increase in expenses was primarily due to higher global sports programming costs reflecting contractual National Basketball Association and Major League Baseball increases at the Regional Sports Networks (“RSNs”) as well as the inaugural broadcasts of the IPL at STAR, Big Ten college football and FIFA World Cup at FS1, and Argentine Football Association matches at Fox Networks Group International (“FNG International”).

Domestic affiliate revenue increased 11% reflecting continued contractual rate increases across all our domestic brands. Domestic advertising revenue grew 1% over the prior year led by higher pricing at Fox News. Domestic OIBDA contributions increased 8% over the prior year led by higher contributions from Fox News, the RSNs and FX Networks.

International affiliate revenue increased 12% driven by strong double-digit growth at both FNG International channels and STAR. International advertising revenue increased 21% led by STAR, due to the impact of the inaugural broadcast of the IPL and entertainment growth, combined with continued growth at FNG International. Annual OIBDA at the international cable channels increased 22% reflecting higher affiliate and advertising revenues at both FNG International and STAR partially offset by higher sports programming costs.

Fourth Quarter Segment Results

Cable Network Programming quarterly segment OIBDA increased 12% to $1.61 billion, driven by 14% higher revenue from double-digit affiliate and advertising growth, partially offset by a 15% increase in expenses. The increase in expenses was primarily due to the inaugural broadcasts of the IPL at STAR and FIFA World Cup at FS1 and higher programming and marketing costs at FX Networks due to a greater number of original series episodes in the quarter.

Domestic affiliate revenue increased 11% reflecting higher pricing across all our domestic cable brands, led by the RSNs, FS1, Fox News, and FX Networks. Domestic advertising revenue increased 1% over the prior year period as the impact of higher pricing at Fox News and the broadcast of FIFA World Cup at FS1 were partially offset by lower advertising revenue at the RSNs. Domestic OIBDA contributions increased 4% over the prior year quarter led by double-digit growth at Fox News, the sports networks and National Geographic partially offset by timing related declines at FX Networks.

International affiliate revenue increased 12% driven primarily by subscriber growth at both FNG International and STAR. International advertising revenue increased 55% led by the broadcast of the IPL at STAR and continued growth at FNG International. Quarterly OIBDA at the international cable channels increased 53% from the prior year quarter primarily reflecting the higher revenues at both STAR and FNG International.

TELEVISION

Full Year Segment Results

The Television segment generated annual OIBDA of $362 million compared to the $894 million reported in the prior year. The segment OIBDA decline is principally a result of difficult comparisons to the prior year which included the broadcast of Super Bowl, LI, the broadcast of one additional National Football League playoff game, the highly rated World Series which went seven games and included the most watched baseball game in a quarter century, and cyclical political revenues at the TV stations from the presidential election as well as lower NFL ratings in the current year. Total annual segment revenue declined 9% from the prior year due to the impact of the difficult comparisons previously mentioned and the lower NFL ratings partially offset by double-digit retransmission consent revenue growth.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

Fourth Quarter Segment Results

Television reported quarterly segment OIBDA of $106 million, a $31 million decrease compared to the prior year quarter. Quarterly segment revenues were 14% higher than the corresponding period in the prior year due to higher retransmission consent revenue and higher FOX Broadcast Network advertising revenue generated from the broadcast of the FIFA World Cup and higher entertainment pricing. The increase in revenues was more than offset by a 20% increase in expenses reflecting the impact of the broadcast of the FIFA World Cup and increased entertainment programming costs.

FILMED ENTERTAINMENT

Full Year Segment Results

Full year Filmed Entertainment segment OIBDA of $962 million decreased 8% from the $1.05 billion reported in the prior year primarily due to costs incurred supporting FoxNext Games’ successful inaugural mobile game release, Marvel Strike Force. Segment revenues were 6% higher than the prior year due to higher SVOD revenue from the licensing of animated television product and higher theatrical revenue at the film studio led by the successful worldwide release of Deadpool 2.

Fourth Quarter Segment Results

Filmed Entertainment generated quarterly segment OIBDA of $289 million compared to a loss of $22 million in the prior year quarter. The OIBDA improvement over the prior year quarter was driven by higher television production contributions from animated and library series and higher film studio contributions, led by the successful worldwide theatrical release of Deadpool 2 and successful worldwide home entertainment release of The Greatest Showman, combined with lower theatrical releasing costs, partially offset by costs incurred supporting the Marvel Strike Force mobile game release. Quarterly segment revenues increased 27% to $2.30 billion reflecting higher SVOD revenue at the television studio and higher home entertainment, television and theatrical revenues at the film studio.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

The Company’s share of equity (losses) earnings of affiliates is as follows:

		Three Months Ended June 30,		Twelve Months Ended June 30,
	% Owned	2018	2017	2018	2017
		US $ Millions

Sky	39%(1)	$79	$83	$426	$338
Hulu	30%	(127)	(54)	(445)	(215)
Other equity affiliates	Various(2)	(31)	(13)	(119)	(164)

Total equity (losses) earnings of affiliates		$(79)	$16	$(138)	$(41)

(1)	Please refer to Sky plc (“Sky”)’s earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group and Tata Sky.

Full Year Results

Annual equity losses of affiliates were $138 million as compared to $41 million in the prior year. The $97 million increase in losses primarily reflects higher equity losses from Hulu partially offset by higher equity earnings from Sky and lower equity losses from Endemol Shine Group.

Fourth Quarter Results

Quarterly equity losses of affiliates were $79 million as compared to $16 million of equity earnings reported in the same period a year ago. The $95 million decrease in equity earnings primarily reflects higher equity losses reported at Hulu.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

OTHER ITEMS

Dividends

The Company has declared a dividend of $0.18 per Class A and Class B share. This dividend is payable on October 17, 2018 with a record date for determining dividend entitlements of September 12, 2018.

Acquisition by Disney and Creation of New “Fox”

On June 20, 2018, the Company entered into an amended and restated merger agreement (the “Disney Merger Agreement”) with The Walt Disney Company (NYSE: DIS) pursuant to which Disney has agreed to acquire, for a price of $38 per Company share, the Company, including the Twentieth Century Fox Film and Television studios and certain cable and international television businesses. Prior to the acquisition by Disney, the Company will separate the Fox Broadcasting Company, Fox Television Stations, Fox News Channel, Fox Business Network, FS1, FS2, Big Ten Network and certain other assets and liabilities into a newly formed subsidiary (“New Fox”) and distribute all of the issued and outstanding common stock of New Fox to the Company’s stockholders on a pro rata basis. The closing of the transactions contemplated by the Disney Merger Agreement are subject to the satisfaction of certain conditions, including, among others, regulatory approvals and the receipt of certain tax opinions with respect to the treatment of the transaction under U.S. and Australian tax laws. On June 27, 2018, the Antitrust Division of the United States Department of Justice cleared the pending acquisition of the Company by Disney.

On July 27, 2018 at a special meeting of the Company’s stockholders, the Company’s stockholders approved the Disney Merger Agreement and approved the other proposals voted on at the special meeting.

Pending Acquisition of the Remaining Shares of Sky

On July 11, 2018, the Company increased its pre-conditional cash offer to an offer price of £14.00 per Sky share for the entire issued and to be issued share capital of Sky which the Company does not already own. On July 11, 2018, Comcast Corporation announced an increased recommended cash offer at a price of £14.75 per Sky share for the entire issued and to be issued share capital of Sky and on July 13, 2018, Comcast Corporation posted an offer document to Sky shareholders in connection with that increased recommended cash offer.

On July 12, 2018, the Company received approval by the Secretary of State for Digital, Culture, Media and Sport in the United Kingdom for the proposed acquisition by the Company for the fully diluted share capital of Sky which the Company and its Affiliates do not already own, subject to undertakings accepted under paragraph 9 of Schedule 2 of the Enterprise Act 2002 (Protection of Legitimate Interest) Order 2003. At that time, the Company announced that it has, with the written consent of the Independent Committee of Sky, waived the element of the pre-condition concerning approval of the UK Secretary of State which required the expiry of the time limit within which an application to the Competition Appeal Tribunal may be made. As a result, all of the pre-conditions in relation to the Company’s offer for Sky have been satisfied or waived.

On August 7, 2018, the Company posted an offer document to Sky shareholders in connection with the £14.00 per Sky share cash offer made on July 11, 2018 and announced that it intends to implement the Sky Acquisition by way of a takeover offer within the meaning of Part 28 of the Companies Act 2006 (the “Act”) rather than by means of a scheme of arrangement in accordance with Part 26 of the Act, which was the proposed structure of the Sky Acquisition prior to the announcement on August 7, 2018. The Company remains committed to its cash offer for the shares of Sky which the Company does not already own and is currently considering its options. The Company has noted that the deadline for publication of any revised offer document in respect of its cash offer is September 22, 2018.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the full year and fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit https://www.21cf.com/investor-relations.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors, and the proposed Disney transaction may not be consummated in a timely manner or at all. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission, and more detailed information about these and other factors and risks associated with the proposed Disney transaction are more fully discussed in the updated joint proxy statement/prospectus included in the Form S-4 that was declared effective by the SEC on June 28, 2018 and will be more fully discussed in the registration statement that will be filed with respect to New Fox. Investors and shareholders of the Company are urged to read the joint proxy statement/prospectus and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about the proposed Disney transaction. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

CONTACTS:

Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Mike Petrie, Investor Relations 212-852-7130	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
	US $ Millions, except per share amounts

Revenues	$7,941	$6,748	$30,400	$28,500

Operating expenses	(5,047)	(4,443)	(19,769)	(18,094)
Selling, general and administrative	(997)	(874)	(3,668)	(3,298)
Depreciation and amortization	(155)	(143)	(584)	(553)
Impairment and restructuring charges	(14)	(102)	(72)	(315)
Equity (losses) earnings of affiliates	(79)	16	(138)	(41)
Interest expense, net	(312)	(310)	(1,248)	(1,219)
Interest income	10	9	39	36
Other, net	(266)	(86)	(550)	(327)

Income from continuing operations before income tax (expense) benefit	1,081	815	4,410	4,689
Income tax (expense) benefit	(93)	(258)	364	(1,419)

Income from continuing operations	988	557	4,774	3,270
Loss from discontinued operations, net of tax	(5)	(25)	(12)	(44)

Net income	983	532	4,762	3,226

Less: Net income attributable to noncontrolling interests	(63)	(56)	(298)	(274)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$920	$476	$4,464	$2,952

Weighted average shares:	1,863	1,854	1,857	1,856

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.50	$0.27	$2.41	$1.61

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.49	$0.26	$2.40	$1.59

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

CONSOLIDATED BALANCE SHEETS

	June 30, 2018	June 30, 2017
Assets:	US $ Millions
Current assets:
Cash and cash equivalents	$7,622	$6,163
Receivables, net	7,120	6,625
Inventories, net	3,669	3,101
Other	922	545

Total current assets	19,333	16,434

Non-current assets:
Receivables, net	724	543
Investments	4,112	3,902
Inventories, net	7,518	7,452
Property, plant and equipment, net	1,956	1,781
Intangible assets, net	6,101	6,574
Goodwill	12,768	12,792
Other non-current assets	1,319	1,394

Total assets	$53,831	$50,872

Liabilities and Equity:
Current liabilities:
Borrowings	$1,054	$457
Accounts payable, accrued expenses and other current liabilities	3,248	3,451
Participations, residuals and royalties payable	1,748	1,657
Program rights payable	1,368	1,093
Deferred revenue	826	728

Total current liabilities	8,244	7,386

Non-current liabilities:
Borrowings	18,469	19,456
Other liabilities	3,664	3,616
Deferred income taxes	1,892	2,782
Redeemable noncontrolling interests	764	694
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	11
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,612	12,406
Retained earnings	8,934	5,315
Accumulated other comprehensive loss	(2,001)	(2,018)

Total Twenty-First Century Fox, Inc. stockholders’ equity	19,564	15,722
Noncontrolling interests	1,234	1,216

Total equity	20,798	16,938

Total liabilities and equity	$53,831	$50,872

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2018	2017
	US $ Millions
Operating activities:
Net income	$4,762	$3,226
Less: Loss from discontinued operations, net of tax	(12)	(44)

Income from continuing operations	4,774	3,270
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation and amortization	584	553
Amortization of cable distribution investments	69	65
Impairment and restructuring charges	72	315
Equity-based compensation	204	126
Equity losses of affiliates	138	41
Cash distributions received from affiliates	235	186
Other, net	550	327
Deferred income taxes and other taxes	(903)	89
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables	(801)	(441)
Inventories net of program rights payable	(422)	(1,030)
Accounts payable and accrued expenses	401	221
Other changes, net	(674)	73

Net cash provided by operating activities from continuing operations	4,227	3,795

Investing activities:
Property, plant and equipment	(551)	(377)
Acquisitions, net of cash acquired	(7)	(75)
Investments in equity affiliates	(444)	(128)
Proceeds from dispositions, net	365	-
Other investing activities, net	(540)	(172)

Net cash used in investing activities from continuing operations	(1,177)	(752)

Financing activities:
Borrowings	1,469	918
Repayment of borrowings	(1,872)	(573)
Repurchase of shares	-	(619)
Dividends paid and distributions	(993)	(943)
Other financing activities, net	(68)	(74)

Net cash used in financing activities from continuing operations	(1,464)	(1,291)

Net decrease in cash and cash equivalents from discontinued operations	(61)	(28)

Net increase in cash and cash equivalents	1,525	1,724
Cash and cash equivalents, beginning of year	6,163	4,424
Exchange movement on cash balances	(66)	15

Cash and cash equivalents, end of year	$7,622	$6,163

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

SEGMENT INFORMATION

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
	US $ Millions
Revenues:

Cable Network Programming	$4,926	$4,329	$17,946	$16,130
Television	1,142	1,003	5,162	5,649
Filmed Entertainment	2,295	1,803	8,747	8,235
Other, Corporate and Eliminations	(422)	(387)	(1,455)	(1,514)

Total revenues	$7,941	$6,748	$30,400	$28,500

Segment OIBDA:

Cable Network Programming	$1,613	$1,441	$6,173	$5,601
Television	106	137	362	894
Filmed Entertainment	289	(22)	962	1,051
Other, Corporate and Eliminations	(99)	(106)	(465)	(373)

Total Segment OIBDA(a)	$1,909	$1,450	$7,032	$7,173

Depreciation and amortization:

Cable Network Programming	$91	$85	$351	$337
Television	29	29	110	114
Filmed Entertainment	21	21	88	80
Other, Corporate and Eliminations	14	8	35	22

Total depreciation and amortization	$155	$143	$584	$553

CONSOLIDATED REVENUES BY COMPONENT

Affiliate fee	$3,574	$3,183	$13,569	$12,172
Advertising	2,011	1,701	7,772	8,039
Content	2,172	1,728	8,479	7,707
Other	184	136	580	582

Total revenues	$7,941	$6,748	$30,400	$28,500

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Loss from discontinued operations, net of tax, Impairment and restructuring charges, Equity (losses) earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax (expense) benefit and Net income attributable to noncontrolling interests.

The following table reconciles income from continuing operations before income tax (expense) benefit to total segment OIBDA:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
	US $ Millions
Income from continuing operations before income tax (expense) benefit	$1,081	$815	$4,410	$4,689
Add:
Amortization of cable distribution investments	12	19	69	65
Depreciation and amortization	155	143	584	553
Impairment and restructuring charges	14	102	72	315
Equity losses (earnings) of affiliates	79	(16)	138	41
Interest expense, net	312	310	1,248	1,219
Interest income	(10)	(9)	(39)	(36)
Other, net	266	86	550	327

Total Segment OIBDA	$1,909	$1,450	$7,032	$7,173

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

	Three Months Ended June 30, 2018 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,926	$(3,325)	$12	$1,613
Television	1,142	(1,036)	-	106
Filmed Entertainment	2,295	(2,006)	-	289
Other, Corporate and Eliminations	(422)	323	-	(99)

Consolidated Total	$7,941	$(6,044)	$12	$1,909

	Three Months Ended June 30, 2017 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,329	$(2,907)	$19	$1,441
Television	1,003	(866)	-	137
Filmed Entertainment	1,803	(1,825)	-	(22)
Other, Corporate and Eliminations	(387)	281	-	(106)

Consolidated Total	$6,748	$(5,317)	$19	$1,450

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

	Twelve Months Ended June 30, 2018 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$17,946	$(11,842)	$69	$6,173
Television	5,162	(4,800)	-	362
Filmed Entertainment	8,747	(7,785)	-	962
Other, Corporate and Eliminations	(1,455)	990	-	(465)

Consolidated Total	$30,400	$(23,437)	$69	$7,032

	Twelve Months Ended June 30, 2017 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$16,130	$(10,594)	$65	$5,601
Television	5,649	(4,755)	-	894
Filmed Entertainment	8,235	(7,184)	-	1,051
Other, Corporate and Eliminations	(1,514)	1,141	-	(373)

Consolidated Total	$28,500	$(21,392)	$65	$7,173

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to 21st Century Fox stockholders excluding the net income effects of Impairment and restructuring charges, Equity affiliate adjustments and Other, net, tax reform remeasurement benefit and tax provision effects (“adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported income and reported diluted EPS from continuing operations attributable to 21st Century Fox stockholders to adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders for the three months and full year ended June 30, 2018 and 2017.

	Three Months Ended
	June 30, 2018		June 30, 2017
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$988		$557
Less: Net income attributable to noncontrolling interests	(63)		(56)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$925	$0.50	$501	$0.27

Impairment and restructuring charges	14	0.01	102	0.06

Equity affiliate adjustments(a)	126	0.07	58	0.03

Other, net	266	0.14	86	0.05

Tax reform remeasurement benefit	(152)	(0.08)	-	-

Tax provision	(111)	(0.06)	(87)	(0.05)

Rounding	-	(0.01)	-	-

As adjusted	$1,068	$0.57	$660	$0.36

(a)

Equity losses of affiliates for the three months ended June 30, 2018 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s restructuring and purchase price amortization related to its acquisition of the Direct Broadcast Satellite (“DBS”) businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation and restructuring adjustments. Equity losses of affiliates for the three months ended June 30, 2017 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2018

	Twelve Months Ended
	June 30, 2018		June 30, 2017
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$4,774		$3,270
Less: Net income attributable to noncontrolling interests	(298)		(274)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$4,476	$2.41	$2,996	$1.61

Impairment and restructuring charges	72	0.04	315	0.17

Equity affiliate adjustments(a)	254	0.14	255	0.14

Other, net	550	0.30	327	0.18

Tax reform remeasurement benefit	(1,487)	(0.80)	-	-

Tax provision	(206)	(0.11)	(311)	(0.17)

Rounding	-	(0.01)	-	-

As adjusted	$3,659	$1.97	$3,582	$1.93

(a)

Equity losses of affiliates for the twelve months ended June 30, 2018 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s restructuring and purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment, restructuring and debt revaluation adjustments. Equity losses of affiliates for the twelve months ended June 30, 2017 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s restructuring and purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment, restructuring and debt revaluation adjustments.